EXHIBIT 21


                  SUBSIDIARIES OF BRUNSWICK TECHNOLOGIES, INC.




                        Advanced Textiles, Inc. ("ATI").

         ATI is a wholly-owned subsidiary of the Registrant, and is incorporated in the State of Texas.